UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2017

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2017, Kindred Healthcare, Inc. (“Kindred”) entered into a sixth amendment and restatement agreement (the “Term Loan Amendment Agreement”) among Kindred, the other credit parties party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Term Loan Agent”), and the lenders party thereto. The Term Loan Amendment Agreement amends and restates that certain Fifth Amended and Restated Term Loan Credit Agreement dated as of June 14, 2016, among Kindred, the Term Loan Agent and the lenders party thereto (the “Prior Term Loan Facility”).

The Term Loan Amendment Agreement amends and restates the Prior Term Loan Facility to, among other things, (1) make adjustments to certain covenants and definitions to better accommodate the Company’s previously announced plan to sell its skilled nursing division, (2) provide the Company with increased leverage covenant flexibility for an interim period, (3) increase the applicable margin on the outstanding borrowings from 3.25% to 3.50% for LIBOR rate borrowings and from 2.25% to 2.50% for base rate borrowings, (4) require a maximum leverage ratio of no more than 5.00 to 1.00 for use of the $50 million annual dividend basket, and (5) provide for a prepayment premium of 1.00% in connection with any repricing transaction within six months of the closing date.

The descriptions of the Term Loan Amendment Agreement is qualified by the full text of the Term Loan Amendment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Sixth Amendment and Restatement Agreement dated as of March 14, 2017, by and among Kindred Healthcare, Inc., the other Credit Parties party thereto, the Consenting Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KINDRED HEALTHCARE, INC.

Date: March 14, 2017	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Sixth Amendment and Restatement Agreement dated as of March 14, 2017, by and among Kindred Healthcare, Inc., the other Credit Parties party thereto, the Consenting Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.